Exhibit 99.1

FOR IMMEDIATE RELEASE

NEXMED RECEIVES NASDAQ DELISTING WARNING LETTER

East Windsor, NJ, March 24, 2009 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative transdermal products based on the Company’s proprietary NexACT® drug delivery technology, today announced that it has received a notice from Nasdaq indicating that it does not comply with the minimum $2.5 million in stockholders’ equity requirement for continued listing on the Nasdaq Capital Market set forth in Marketplace Rule 4310(c)(3).  Additionally, the Company does not comply with the alternative Marketplace Rule which requires total market value of listed securities of $35 million or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.  Further, the company remains on notice for maintaining the minimum $1 bid requirement as set forth in Marketplace Rule 4310(c)(8)(D).  However, because Nasdaq has suspended enforcement of this requirement until July 20, 2009, as of its announcement on March 23, 2009, the Company now has until January 9, 2010 to meet that requirement.

As of December 31, 2008, the date of the most recently filed financial statements, the Company’s total stockholders’ equity was $1,532,129. In order to comply with the $2.5 million stockholders’ equity criteria, the Company would need to increase its stockholders’ equity through an equity financing and/or increased net income during 2009.

Nasdaq will provide written notice that the Company’s common stock will be delisted from the Nasdaq National Market at the opening of business on April 3, 2009, unless the Company  submits a specific plan to Nasdaq to achieve and sustain compliance with Marketplace Rule 4310(c)(3), including the time frame for completion of the plan, and the plan is reviewed and accepted by Nasdaq.  The Company intends to submit its plan to achieve and sustain compliance to Nasdaq before April 3, 2009.  Should the plan not be acceptable to Nasdaq and the Company receives a delisting notice, it plans to file a request for a hearing with the Nasdaq’s Listing Qualifications Panel to appeal the Nasdaq determination.  The Company has been informed that the appeal process may take up to 4 weeks during which the Company’s stock will remain listed on Nasdaq.

Mark Westgate, NexMed’s Chief Financial Officer, stated, “We will respond to Nasdaq as requested and, as part of our plan to achieve compliance,  request that Nasdaq take note of the $2.5 million in gross proceeds that we received for the sale of the U.S. rights for Vitaros® during February 2009 and that our total stockholders’ equity at March 31, 2009 should exceed $2.5 million.”

Additionally, Nasdaq will provide notice that the Company’s common stock will be delisted on January 9, 2010, unless the bid price of the Company’s stock closes at $1.00 per share or more for a minimum of 10 consecutive business days prior to January 9, 2010.

There can be no assurance that Nasdaq will take note of the $2.5 million in gross proceeds or, if not, that the Listing Qualifications Panel will decide to allow the Company to remain listed or that any company actions to attempt to comply with alternative listing criteria will prevent the delisting of its common stock from the Nasdaq Capital Market.

About NexMed
NexMed’s pipeline includes its innovative topical onychomycosis treatment, which is licensed to Novartis for global development, a late stage alprostadil treatment for erectile dysfunction, a Phase 2 treatment for female sexual arousal disorder, and an early stage treatment for psoriasis.  For further information about NexMed, go to www.nexmed.com.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, obtaining regulatory approval for its products under development, entering into partnering agreements, pursuing growth opportunities, and/or other factors, some of which are outside the control of the Company.

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Company Contact:	Investor Relations:
Mark Westgate, CFO	Paula Schwartz
NexMed, Inc.	Rx Communications Group, LLC
(609) 371-8123, ext: 159	(917) 322-2216
mwestgate@nexmed.com	pschwartz@rxir.com